Exhibit 5.1
November 27, 2007
EMS Technologies, Inc.
660 Engineering Drive
Technology Park/Atlanta
Norcross, Georgia 30092
Gentlemen:
This opinion is given to you in connection with the filing by EMS Technologies, Inc., a Georgia corporation (the“Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of the Registration Statement on Form S-8 (the “Registration Statement”) with respect to 664,717 shares of the common stock, $.10 par value (the “Common Stock”), of the Company issuable pursuant to the Company’s 1997 Stock Incentive Plan (the “Plan”). As counsel for the Company I have examined the relevant corporate documents incident to the giving of this opinion.
Based on the foregoing, I am of the opinion that the shares of Common Stock issuable under the Plan, when issued and delivered in accordance with the provisions of options issued in accordance with the Plan, will be legally issued, fully paid and non-assessable, and when issued and delivered as Restricted Stock in accordance with the Plan will be legally issued and, upon lapse of applicable restrictions, will be fully paid and nonassessable.
I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,
/s/ William S. Jacobs
William S. Jacobs
Senior Legal Adviser